Exhibit 99.3
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
On August 27, 2012, Barnes Group Inc. (the "Company") acquired all of the issued and outstanding shares of capital stock of Synventive Acquisition Inc., a Delaware corporation (“Synventive”) pursuant to the terms of the Stock Purchase Agreement dated as of July 16, 2012 among the Company, Synventive, the stock and option holders of Synventive, and Cetus Capital, LLC, in its capacity as Seller Representative (the "Stock Purchase Agreement"). Pursuant to the terms of the Stock Purchase Agreement, the Company acquired all of the issued and outstanding shares of capital stock of Synventive for an aggregate purchase price of $351,620, consisting of $306,083 in cash (including cash acquired of $9,366) and the assumption of $45,537 of debt. Immediately following the completion of the acquisition, the Company paid $45,156 of the assumed debt, primarily using cash on hand. The remaining purchase price was financed primarily with borrowings under the Company's revolving credit facility.
The attached unaudited proforma combined condensed financial information has been prepared to illustrate the effect of the acquisition of Synventive. The Unaudited Pro Forma Combined Condensed Statements of Income combine the historical statements of income of the Company and Synventive giving effect to the acquisition as if it had occurred on January 1, 2011. The historical information of the Company and Synventive for the six months ended June 30, 2012 is unaudited. The historical information for the Company and Synventive for the twelve months ended December 31, 2011 is derived from the audited financial statements of the Company and Synventive. The historical financial information has been adjusted to give effect to matters that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the operating results of the combined company. The unaudited proforma combined condensed financial information should be read in conjunction with the accompanying Notes to the unaudited proforma combined condensed financial information and:

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The historical audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and filed with the Securities and Exchange Commission (“SEC”) on February 21, 2012;

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The historical unaudited interim financial statements of the Company included in our quarterly reports on Form 10-Q for the three and nine months ended September 30, 2012, and filed with the SEC on October 29, 2012 and Form 10-Q for the three and six months ended June 30, 2012, and filed with the SEC on July 27, 2012;

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The historical audited consolidated statements of financial position of Synventive and its subsidiaries as of December 31, 2011 and 2010, and the consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2011 and 2010 attached as Exhibit 99.1 to the Form 8-K/A to which this unaudited proforma combined condensed financial information is attached; and

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The historical unaudited consolidated statements of financial position of Synventive and its subsidiaries as of June 30, 2012, the consolidated statements of operations and cash flows for the six months ended June 30, 2012 and July 2, 2011, and the consolidated statements of changes in stockholders' equity for the six months ended June 30, 2012 are filed as Exhibit 99.2.

The unaudited proforma combined condensed financial information has been prepared using the acquisition method of accounting and may differ from our final acquisition accounting as our final purchase price allocation is subject to post-closing adjustments pursuant to the terms of the Stock Purchase Agreement.
The unaudited proforma combined condensed financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition at the dates indicated, nor does it purport to project the future financial position or operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to integrate the operations of the Company and Synventive. The unaudited proforma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on combined results, such as the effect of debt financing necessary to complete the acquisition as well as increased depreciation and amortization expense on acquired assets. The unaudited proforma condensed combined statement of income for the twelve months ended December 31, 2011 was not adjusted to exclude a $59,808 gain on extinguishment of debt.

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ended December 31, 2011
(Dollars in thousands)

	Barnes Group Inc.	Synventive	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,169,355	$147,594			$1,316,949

Cost of sales	772,398	76,585	5,472	(7)	854,455
Selling and administrative expenses	269,402	48,786	4,816	(4)	323,326
			322	(11)
Operating Income	127,555	22,223	(10,610)		139,168

Interest expense	10,271	7,127	7,998	(2)	18,269
			(7,127)	(3)
Gain on extinguishment of debt	—	(59,808)	—	(6)	(59,808)
Other expense (income), net	395	(6,113)	1,250	(8)	1,754
			6,222	(5)
Income from continuing operations before income taxes	116,889	81,017	(18,953)		178,953
Income taxes	25,316	11,772	(7,086)	(9)	30,002
Income from continuing operations	91,573	69,245	(11,867)		148,951

Earnings per Share of Common Stock from continuing operations:
Basic	$1.66				$2.70
Diluted	$1.64				$2.66

Dividends	$0.34				$0.34

Weighted average common shares outstanding:
Basic	55,214,586				55,214,586
Diluted	55,931,882				55,931,882

See accompanying notes to the unaudited proforma combined condensed financial information.

Barnes Group Inc.
Unaudited Pro Forma Combined Condensed Statement of Income
Six months ended June 30, 2012
(Dollars in thousands)

	Barnes Group Inc.	Synventive	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$596,518	$78,699			$675,217

Cost of sales	394,869	39,699	2,736	(7)	437,304
Selling and administrative expenses	134,510	25,332	2,412	(4)	161,089
			(1,326)	(10)
			161	(11)
Operating Income	67,139	13,668	(3,983)		76,824

Interest expense	4,803	1,840	3,999	(2)	8,802
			(1,840)	(3)
Other expense (income), net	948	29	625	(8)	2,040
			438	(5)
Income from continuing operations before income taxes	61,388	11,799	(7,205)		65,982
Income taxes	13,616	3,313	(2,796)	(9)	14,133
Income from continuing operations	47,772	8,486	(4,409)		51,849

Earnings per Share of Common Stock from continuing operations:
Basic	$0.87				$0.95
Diluted	$0.86				$0.94

Dividends	$0.20				$0.20

Weighted average common shares outstanding:
Basic	54,674,366				54,674,366
Diluted	55,303,192				55,303,192

See accompanying notes to the unaudited proforma combined condensed financial information.

Note 1 — Purchase Price Allocation

The Company acquired Synventive for an aggregate purchase price of $351.6 million, consisting of $306.1 million in cash (including cash acquired of $9.4 million) and the assumption of $45.5 million of debt. Immediately following the completion of the acquisition, the Company paid $45.2 million of the assumed debt, primarily using cash on hand. The remaining purchase price was financed primarily with borrowings under the Company's revolving credit facility.
The following table summarizes the fair values of the assets acquired, net of cash acquired, and liabilities assumed at the date of the acquisition (in millions):

Accounts receivable	$42.7
Inventory	13.6
Other current assets	4.0
Property, plant and equipment	16.5
Other noncurrent assets	2.8
Intangible assets	126.6
Goodwill	204.0
Total assets acquired	410.2

Current liabilities	(22.8)
Other liabilities	(4.4)
Deferred taxes	(40.8)
Debt assumed	(45.5)
Total liabilities assumed	(113.5)
Net assets acquired	$296.7

Note 2 - Interest Expense on New Borrowings

The Company borrowed $308.4 million under its existing fifth amended and restated revolving credit agreement ("Amended Credit Agreement") to fund the acquisition of Synventive. For purposes of the unaudited proforma combined condensed financial information, we have assumed our borrowing under our $750 million revolving credit facility was at an annual interest rate of 1.96% (based on our committed interest rate at the time of borrowing on August 24, 2012). As such, we have included approximately $3.0 million and $6.1 million of interest expense in our Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively, to reflect the interest expense had the transaction occurred on January 1, 2011. Additional interest expense totaled $1.0 million and $1.9 million, respectively, during the six months ended June 30, 2012 and twelve months ended December 31, 2011. The additional expense during these periods relates primarily to the impact of higher interest rates as a result of the incremental debt associated with the financing of the acquisition.

As our interest rates under our revolving credit facility are not fixed, the actual rates of interest can change from those that are assumed above. If the actual interest rates incurred when the debt was actually drawn were to increase or decrease by 1/8% from the rates we have assumed in estimating the proforma interest expense adjustment, proforma interest expense on the incremental borrowings to fund the acquisition would increase or decrease by approximately $0.4 million per year.

Note 3 - Interest Expense on Borrowings

The Company paid a portion of the outstanding senior term debt that was held by Synventive in connection with the acquisition on August 27, 2012. We have excluded approximately $1.8 million and $7.1 million of interest expense in our Unaudited Proforma Combined Condensed Statement of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively, to reflect the interest expense had the transaction occurred on January 1, 2011.

Note 4 - Intangible Asset Amortization - Selling, General and Administrative Expenses
As set forth in Note 1 above, the Company allocated $126.6 million of the purchase price to intangible assets. Of this balance, the Company has allocated $79.3 million of the purchase price to customer relationships with estimated economic lives of 15 years and $0.7 million to tradenames (product names) with estimated economic lives of 10 years. The incremental semi-annual and annual amortization expense for these acquired intangible assets will increase by approximately $2.4 million and $4.8 million, respectively, using straight-line amortization, and has been included in selling, general and administrative expenses within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively.

Note 5 - Foreign Exchange Gains

The Company assumed a portion of the term debt of Synventive in conjunction with the acquisition. This debt was subsequently paid by the Company, partially through use of the Company's Amended Credit Agreement. Foreign exchange gains of $0.4 million and $6.2 million have been excluded from the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively, as the gains were associated with the term debt that was assumed by the Company. Such gains would not have been recorded had the acquisition occurred on January 1, 2011.

Note 6 - Gain on Extinguishment of Debt

Synventive entered into a master settlement to restructure its debt on May 5, 2011. The troubled debt restructuring resulted in a gain of $59.8 million. Pursuant to the SEC reporting requirements, this gain was not removed from the Unaudited Pro Forma Combined Condensed Statement of Income for the twelve months ended December 31, 2011.

Note 7 - Amortization and Depreciation Expense - Cost of Sales

As set forth in Note 1 above, the Company allocated $126.6 million of the purchase price to intangible assets. Of this balance, acquired patents have been allocated a value of $35.4 million and have an estimated life of seven years. This adjustment represents the additional amortization related to the acquisition of patents and the step-up in fixed assets acquired had the business combination occurred on January 1, 2011. These adjustments include incremental amortization of $2.4 million and $4.8 million related to the acquired intangible assets during the six month period ended June 30, 2012 and the twelve month period ended December 31, 2011, respectively. The Company has also recorded a step-up in value of approximately $5.0 million related to Synventive’s property, plant and equipment. The step-up in value relates to depreciable assets with an average economic life of approximately seven years, resulting in annual depreciation of $0.7 million. The estimated semi-annual and annual depreciation expense for the step-up in value of these acquired assets is approximately $0.4 million and $0.7 million using straight-line amortization, and has been included in cost of sales within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively.

Note 8 - Bank Facility Fees

As discussed in Note 2 above, we borrowed $308.4 million under our Amended Credit Agreement to fund the acquisition of Synventive. These additional borrowings resulted in incremental bank facility fees of $1.3 million annually. Additional expenses, recorded as Other Expense within the Unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 2012 and twelve months ended December 31, 2011, approximated $0.6 million and $1.3 million, respectively.

Note 9 - Tax Adjustments

We have reflected the applicable tax provision on the proforma adjustments presented in the unaudited proforma condensed combined statements of income. The proforma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes. However, certain acquisition-related proforma adjustments reflect limitations on taxability. These rates are estimates and do not take into account any possible future tax events that may occur for the combined Company.

Note 10 - Non-Recurring Acquisition Expenses

This adjustment of $1.3 million represents acquisition-related expenses incurred during the six months ended June 30, 2012. We have removed these expenses from the Unaudited Pro Forma Combined Condensed Statement of Income for the six months ended June 30, 2012 on the basis that they are non-recurring. No adjustment was made for the twelve months ended December 31, 2011 as there were no such costs incurred prior to January 1, 2012.

Note 11 - Equity Awards

Adjustments of $0.2 million and $0.3 million during the six months ended June 30, 2012 and twelve months ended December 31, 2011, respectively, represent incremental expense related to restricted stock unit awards granted to Synventive employees on the date of the acquisition.